Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY REPORTS 2022 FIRST QUARTER RESULTS

DOUBLE DIGIT REVENUE GROWTH IN QUARTER

ATLANTA, (May 9, 2022) -- Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations, today announced its financial results for the first quarter ended March 31, 2022.

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

GAAP Consolidated Results

First Quarter 2022

•
Revenues before reimbursements of $279.0 million, up 10% over $253.2 million for the 2021 first quarter
•
Net income attributable to shareholders of $5.1 million, compared to $6.1 million in the same period last year
•
Diluted earnings per share of $0.10 for both CRD-A and CRD-B, compared with $0.11 for both CRD-A and CRD-B in the prior year first quarter

Non-GAAP Consolidated Results

First Quarter 2022

Non-GAAP consolidated results for 2022 exclude the non-cash after-tax amortization of intangible assets of $1.3 million and the after-tax contingent earnout adjustment of $1.5 million. Non-GAAP consolidated results for 2021 exclude a similar adjustment for amortization of intangible assets of $2.1 million.

•
Foreign currency exchange rates decreased revenues before reimbursements by $2.8 million or (1)%. Presented on a constant dollar basis to the prior year, revenues before reimbursements totaled $281.8 million, increasing 11% over $253.2 million for the 2021 first quarter
•
Net income attributable to shareholders, on a non-GAAP basis, totaled $7.9 million in the 2022 first quarter, compared with $8.2 million in the same period last year
•
Diluted earnings per share, on a non-GAAP basis, totaled $0.15 for both CRD-A and CRD-B in the 2022 first quarter, compared with $0.15 for both CRD-A and CRD-B in the prior year first quarter
•
Consolidated adjusted operating earnings, on a non-GAAP basis, were $13.1 million, or 4.7% of revenues before reimbursements in the 2022 first quarter, compared with $13.0 million, or 5.1% of revenues, in the 2021 first quarter
•
Consolidated adjusted EBITDA, a non-GAAP financial measure, was $21.9 million, or 7.8% of revenues before reimbursements in the 2022 first quarter, compared with $22.2 million, or 8.8% of revenues, in the 2021 first quarter

Management Comments

“Crawford’s strong top-line momentum continued into the first quarter with revenues increasing 10% over the prior year period, marking our fourth consecutive quarter of double-digit revenue growth. We experienced growth in all of our businesses, with particular strength in North America Loss Adjusting and Platform Solutions. Despite continued margin pressure within select international businesses, we remain confident in our ability to advance our strategic goals over the medium and long term,” commented Mr. Rohit Verma, chief executive officer of Crawford & Company.

“At the same time, we continued to execute on our disciplined capital allocation strategy, repurchasing approximately 2.2 million shares in the quarter. Notably, our share repurchases since 2018 have resulted in a net 10% reduction in outstanding shares, underscoring our confidence in the business and belief that Crawford shares present an attractive investment opportunity given their significant discount to our assessment of intrinsic value. We are excited about our future growth opportunities and ability to continue delivering long-term value for our shareholders,” concluded Mr. Verma.

Segment Results for the First Quarter

North America Loss Adjusting

North America Loss Adjusting revenues before reimbursements were $64.4 million in the first quarter of 2022, increasing 14.5% from $56.3 million in the first quarter of 2021, including $3.6 million from the edjuster, Inc. acquisition.

The segment had operating earnings of $4.1 million in the 2022 first quarter decreasing from $4.4 million in the first quarter of 2021. The operating margin was 6.4% in the 2022 quarter and 7.7% in the 2021 quarter.

International Operations

International Operations revenues before reimbursements were $89.3 million in the first quarter of 2022, up 3.2% from $86.5 million in the same period of 2021, including $1.0 million from the BosBoon acquisition. Absent foreign exchange rate decreases of $2.8 million, revenues would have been $92.1 million for the 2022 first quarter.

Operating losses were $(3.1) million in the 2022 first quarter, increasing from losses of $(0.7) million in the 2021 period. The segment’s operating margin for the 2022 quarter was (3.4)% as compared with (0.8)% in the 2021 quarter.

Broadspire

Broadspire segment revenues before reimbursements were $76.5 million in the 2022 first quarter, increasing 2.9% from $74.3 million in the 2021 first quarter.

Broadspire recorded operating earnings of $6.4 million in the first quarter of 2022, representing an operating margin of 8.4%, decreasing from $6.7 million, or 9.1% of revenues, in the 2021 first quarter.

Platform Solutions

Platform Solution revenues before reimbursements were $48.9 million in the first quarter of 2022, up 35.2% from $36.1 million in the same period of 2021, including $6.1 million from the Praxis Consulting acquisition.

Operating earnings were $8.0 million in the 2022 first quarter, doubling over $4.0 million from the 2021 period. The segment’s operating margin for the 2022 quarter was 16.5% as compared with 11.1% in the 2021 quarter.

Unallocated Corporate and Shared Costs and Credits, Net

Unallocated corporate costs were $2.5 million in the first quarter of 2022, compared with $1.4 million in the same period of 2021. Primary components of this variance was a $1.0 million Canada Emergency Wage Subsidy ("CEWS") benefit in 2021, not present in 2022, a $1.0 million increase in unallocated payroll taxes and benefits expense, and a $0.9 million increase in self-insurance and other unallocated costs, partially offset by a $1.8 million gain on the sale of our Canadian head office building in Kitchener, Ontario.

Other Matters

For the 2022 first quarter, the Company recognized no benefit from CEWS as compared with an overall benefit of $1.9 million in the 2021 first quarter. Also in the 2022 first quarter, the Company recognized a $1.8 million gain on the sale of our Canadian head office building in Kitchener, Ontario.

In addition, the Company recognized a pretax contingent earnout expense totaling $2.1 million in the 2022 first quarter related to the fair value adjustment of earnout liabilities arising from recent acquisitions. This adjustment, which is not a component of operating earnings, is based on favorable changes to projections of acquired entities over the respective earnout periods, which span multiple years.

Subsequent Events

On April 1, 2022, the Company purchased assets associated with R.P. van Dijk B.V., a bodily injury loss adjusting company based in the Netherlands. The purchase price includes an initial cash consideration of $4.4 million and a maximum of $2.2 million payable over the next two years based on achieving certain revenue targets, as defined in the purchase agreement.

Balance Sheet and Cash Flow

The Company’s consolidated cash and cash equivalents position as of March 31, 2022, totaled $49.2 million, compared with $53.2 million at December 31, 2021. The Company’s total debt outstanding as of March 31, 2022, totaled $232.6 million, compared with $175.0 million at December 31, 2021.

The Company’s operations used $15.3 million of cash during 2022, compared with $1.6 million provided in 2021. The decrease in cash provided by operating activities was primarily due to increased incentive compensation payments of $6.4 million in 2022 compared to 2021, $4.9 million of prior year benefits received related to CEWS and other related COVID programs that were not present in 2022, and timing of U.S. payroll taxes and other prepaids.

The Company made no contributions to its U.S. defined benefit pension plan and $0.2 million to its U.K. plans for each of the three months ended March 31, 2022 and 2021.

During 2022, the Company repurchased 1,498,084 shares of CRD-A and 719,874 shares of CRD-B at an average per share cost of $7.23 and $7.31, respectively. The total cost of share repurchases during 2022 was $16.1 million.

Conference Call

As previously announced, Crawford & Company will host a conference call on May 10, 2022, at 8:30 a.m. Eastern Time to discuss its first quarter 2022 results. The conference call can be accessed live by dialing 1-833-900-2283 and using Conference ID 3598119. A presentation for tomorrow’s call can also be found on the investor relations portion of the Company’s website, https://ir.crawco.com. The call will be recorded and available for replay through June 10, 2022. You may dial 1-800-585-8367 to listen to the replay.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under U.S. generally accepted accounting principles (“GAAP”), these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, contingent earnout adjustments, income taxes and net income or loss attributable to noncontrolling interests.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results. The Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with recurring adjustments for depreciation and amortization, net corporate interest expense, contingent earnout adjustments, income taxes and stock-based compensation expense.

Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain unallocated professional fees and certain self-insurance costs and recoveries that are not allocated to our individual operating segments.

Income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets and contingent earnout adjustments are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. Contingent earnout adjustments relate to changes in the fair value of earnouts associated with our recent acquisitions. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings to better assess the results of each segment's operating activities on a consistent basis.

A significant portion of our operations are international. These international operations subject us to foreign exchange fluctuations. The following table illustrates revenue as a percentage of total revenue for the major currencies of the geographic areas that Crawford does business:

		Three Months Ended
(in thousands)		March 31, 2022		March 31, 2021
Geographic Area	Currency	USD equivalent	% of total	USD equivalent	% of total
U.S.	USD	$165,493	59.3%	$145,402	57.4%
U.K.	GBP	34,050	12.2%	32,223	12.7%
Canada	CAD	24,260	8.7%	21,234	8.4%
Australia	AUD	18,717	6.7%	24,210	9.6%
Europe	EUR	13,272	4.8%	13,264	5.2%
Rest of World	Various	23,233	8.3%	16,848	6.7%
Total Revenues, before reimbursements		$279,025	100.0%	$253,181	100.0%

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis:

	Three Months Ended
(in thousands)	March 31, 2022	March 31, 2021
Operating earnings:
North America Loss Adjusting	$4,135	$4,361
International Operations	(3,067)	(673)
Broadspire	6,434	6,734
Platform Solutions	8,038	4,018
Unallocated corporate and shared costs, net	(2,452)	(1,414)
Consolidated operating earnings	13,088	13,026
(Deduct) add:
Net corporate interest expense	(1,519)	(1,582)
Stock option expense	(205)	(140)
Amortization expense	(1,726)	(2,799)
Contingent earnout adjustments	(2,056)	—
Income tax provision	(2,426)	(2,471)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(60)	30
Net income attributable to shareholders of Crawford & Company	$5,096	$6,064

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to non-GAAP adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2022	March 31, 2021
Net income attributable to shareholders of Crawford & Company	$5,096	$6,064
Add:
Depreciation and amortization	9,099	10,478
Stock-based compensation	1,660	1,609
Net corporate interest expense	1,519	1,582
Contingent earnout adjustments	2,056	—
Income tax provision	2,426	2,471
Non-GAAP adjusted EBITDA	$21,856	$22,204

Following is a reconciliation of operating cash flow to free cash flow for the three months ended March 31, 2022 and 2021:

Three Months Ended
(in thousands)	March 31, 2022	March 31, 2021	Change
Net Cash (Used in) Provided by Operating Activities	$(15,253)	$1,577	$(16,830)
Less:
Property & Equipment Purchases, net	(1,340)	(618)	(722)
Capitalized Software (internal and external costs)	(6,275)	(4,354)	(1,921)
Free Cash Flow	$(22,868)	$(3,395)	$(19,473)

Following are the reconciliations of GAAP Revenue, Operating Earnings, Pretax Earnings, Net Income and Earnings Per Share to related non-GAAP Adjusted figures, which reflect 2022 before amortization of intangible assets and contingent earnout adjustments, and for 2021 exclude the amortization of intangible assets:

Three Months Ended March 31, 2022
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$279,025	$13,088	$7,582	$5,096	$0.10	$0.10
Adjustments:
Amortization of intangible assets	—	—	1,726	1,295	0.02	0.02
Contingent earnout adjustments	—	—	2,056	1,522	0.03	0.03
Non-GAAP Adjusted	$279,025	$13,088	$11,364	$7,913	$0.15	$0.15

Three Months Ended March 31, 2021
(in thousands)	Revenues	Non-GAAP Operating earnings	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$253,181	$13,026	$8,505	$6,064	$0.11	$0.11
Adjustments:
Amortization of intangible assets	—	—	2,799	2,099	0.04	0.04
Non-GAAP Adjusted	$253,181	$13,026	$11,304	$8,163	$0.15	$0.15

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share:

	Three Months Ended
(in thousands)	March 31, 2022	March 31, 2021
Weighted-Average Shares Used to Compute Basic Earnings Per Share:
Class A Common Stock	30,908	30,824
Class B Common Stock	20,780	22,464
Weighted-Average Shares Used to Compute Diluted Earnings Per Share:
Class A Common Stock	31,168	31,106
Class B Common Stock	20,780	22,464

Further information regarding the Company’s operating results for the three months ended March 31, 2022, financial position as of March 31, 2022, and cash flows for the three months ended March 31, 2022 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world's largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporations with an expansive global network serving clients in more than 70 countries. The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class. More information is available at www.crawco.com.

Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

TAG: Crawford-Financial, Crawford-Investor-News-and-Events

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawco.com.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2022	2021	% Change

Revenues:
Revenues Before Reimbursements	$279,025	$253,181	10%
Reimbursements	8,764	8,974	(2)%
Total Revenues	287,789	262,155	10%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	205,581	185,202	11%
Reimbursements	8,764	8,974	(2)%
Total Costs of Services	214,345	194,176	10%

Selling, General, and Administrative Expenses	64,841	58,702	10%
Corporate Interest Expense, Net	1,519	1,582	(4)%
Total Costs and Expenses	280,705	254,460	10%

Other Income, Net	498	810	(39)%

Income Before Income Taxes	7,582	8,505	(11)%
Provision for Income Taxes	2,426	2,471	(2)%

Net Income	5,156	6,034	(15)%

Net (Income) Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests	(60)	30	nm

Net Income Attributable to Shareholders of Crawford & Company	$5,096	$6,064	(16)%

Earnings Per Share - Basic:
Class A Common Stock	$0.10	$0.11	(9)%
Class B Common Stock	$0.10	$0.11	(9)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.10	$0.11	(9)%
Class B Common Stock	$0.10	$0.11	(9)%

Cash Dividends Per Share:
Class A Common Stock	$0.06	$0.06	—
Class B Common Stock	$0.06	$0.06	—

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2022 and December 31, 2021

Unaudited

(In Thousands, Except Par Values)

	March 31,	December 31,
	2022	2021
ASSETS

Current Assets:
Cash and Cash Equivalents	$49,156	$53,228
Accounts Receivable, Net	126,388	134,458
Unbilled Revenues, at Estimated Billable Amounts	130,417	118,722
Income Taxes Receivable	4,936	4,936
Prepaid Expenses and Other Current Assets	38,613	34,576
Total Current Assets	349,510	345,920

Net Property and Equipment	32,120	33,721

Other Assets:
Operating Lease Right-of-Use Asset, Net	95,894	99,369
Goodwill	114,710	116,526
Intangible Assets Arising from Business Acquisitions, Net	95,187	97,571
Capitalized Software Costs, Net	75,958	75,802
Deferred Income Tax Assets	20,790	21,266
Other Noncurrent Assets	61,465	62,464
Total Other Assets	464,004	472,998

Total Assets	$845,634	$852,639

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$32,261	$10,704
Accounts Payable	43,141	48,470
Accrued Compensation and Related Costs	80,304	96,018
Self-Insured Risks	14,145	13,222
Income Taxes Payable	1,173	1,200
Operating Lease Liability	23,593	25,238
Other Accrued Liabilities	54,772	76,884
Deferred Revenues	31,872	32,119
Total Current Liabilities	281,261	303,855

Noncurrent Liabilities:
Long-Term Debt and Finance Leases, Less Current Installments	200,304	164,315
Operating Lease Liability	86,662	88,408
Deferred Revenues	24,187	23,786
Accrued Pension Liabilities	15,359	17,892
Other Noncurrent Liabilities	42,385	42,986
Total Noncurrent Liabilities	368,897	337,387

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	29,587	30,996
Class B Common Stock, $1.00 Par Value	20,092	20,812
Additional Paid-in Capital	75,800	74,229
Retained Earnings	254,480	266,369
Accumulated Other Comprehensive Loss	(183,731)	(180,441)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	196,228	211,965
Noncontrolling Interests	(752)	(568)
Total Shareholders’ Investment	195,476	211,397

Total Liabilities and Shareholders’ Investment	$845,634	$852,639

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT COMPENSATION AND OTHER EXPENSES

Unaudited

(In Thousands, Except Percentages)

Three Months Ended March 31,

	North America Loss Adjusting		%	International Operations		%	Broadspire		%	Platform Solutions		%
	2022	2021	Change	2022	2021	Change	2022	2021	Change	2022	2021	Change

Revenues Before Reimbursements	$64,438	$56,298	14.5%	$89,272	$86,467	3.2%	$76,454	$74,276	2.9%	$48,861	$36,140	35.2%

Direct Compensation, Fringe Benefits & Non-Employee Labor	46,497	40,287	15.4%	63,006	60,356	4.4%	47,949	45,670	5.0%	31,851	23,271	36.9%

% of Revenues Before Reimbursements	72.2%	71.6%		70.6%	69.8%		62.7%	61.5%		65.2%	64.4%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	13,806	11,650	18.5%	29,333	26,784	9.5%	22,071	21,872	0.9%	8,972	8,851	1.4%

% of Revenues Before Reimbursements	21.4%	20.7%		32.9%	31.0%		28.9%	29.4%		18.4%	24.5%

Total Operating Expenses	60,303	51,937	16.1%	92,339	87,140	6.0%	70,020	67,542	3.7%	40,823	32,122	27.1%

Operating Earnings (Loss) (1)	$4,135	$4,361	(5.2)%	$(3,067)	$(673)	(355.7)%	$6,434	$6,734	(4.5)%	$8,038	$4,018	100.0%

% of Revenues Before Reimbursements	6.4%	7.7%		(3.4)%	(0.8)%		8.4%	9.1%		16.5%	11.1%

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, contingent earnout adjustments, and certain unallocated corporate and shared costs and credits. See pages 3 and 4 for additional information about segment operating earnings.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year to Date Period Ended March 31, 2022 and March 31, 2021

Unaudited

(In Thousands)

	2022	2021
Cash Flows From Operating Activities:
Net income	$5,156	$6,034
Reconciliation of net income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,099	10,478
Stock-based compensation	1,660	1,609
Gain on sale of property and equipment	(1,747)	(17)
Increase in contingent consideration valuation	2,056	—
Changes in operating assets and liabilities:
Accounts receivable, net	6,542	888
Unbilled revenues, net	(13,022)	(6,632)
Accrued or prepaid income taxes	266	511
Accounts payable and accrued liabilities	(14,902)	(8,032)
Deferred revenues	402	1,783
Accrued retirement costs	(4,738)	(5,457)
Prepaid expenses and other operating activities	(6,025)	412
Net cash (used in) provided by operating activities	(15,253)	1,577

Cash Flows From Investing Activities:
Acquisitions of property and equipment	(1,340)	(618)
Capitalization of computer software costs	(6,275)	(4,354)
Proceeds from settlement of life insurance policies	—	3,054
Payments for business acquisitions, net of cash acquired	(21,273)	(3,786)
Cash proceeds from sale of property and equipment	3,032	—
Net cash used in investing activities	(25,856)	(5,704)

Cash Flows From Financing Activities:
Cash dividends paid	(3,114)	(3,198)
Repurchases of common stock	(16,089)	(1,190)
Increases in short-term and revolving credit facility borrowings	61,816	17,126
Payments on short-term and revolving credit facility borrowings	(3,989)	(11,729)
Payments of contingent consideration on acquisitions	(746)	—
Other financing activities	(270)	(399)
Net cash provided by financing activities	37,608	610

Effects of exchange rate changes on cash and cash equivalents	(321)	1,584
Decrease in cash, cash equivalents, and restricted cash(1)	(3,822)	(1,933)
Cash, cash equivalents, and restricted cash at beginning of year(1)	53,689	44,656
Cash, cash equivalents, and restricted cash at end of period(1)	$49,867	$42,723

(1)The 2022 amounts include beginning restricted cash of $461,000 at December 31, 2021, and ending restricted cash of $711,000 at March 31, 2022, which we present as part of "Prepaid expenses and other current assets" on the Balance Sheets.